Eaton Communications Eaton Center Cleveland, OH 44122 tel: (440) 523-7076 KatyBrasser@eaton.com

Date	October 15, 2019
For Release	Immediately
Contact	Katy Brasser, (440) 523-7076

Eaton reaches agreement to sell its Lighting business

DUBLIN, Ireland … Power management company Eaton (NYSE:ETN) today announced that it has entered into an agreement to sell its Lighting business to Signify N.V. (Euronext:LIGHT) for a cash purchase price of $1.4 billion. The decision to sell the Lighting business comes after completing a comprehensive review of various potential transaction alternatives to maximize shareholder value.

Eaton's Lighting business is one of the world’s leading providers of LED lighting and control solutions. Its broad range of innovative products and systems are designed to maximize performance and energy efficiency. The business, which had sales of $1.7 billion in 2018, serves customers in commercial, industrial, residential and municipal markets.

“Today’s announcement is another example of how we are actively managing our portfolio to create value for our shareholders,” said Craig Arnold, Eaton chairman and chief executive officer.

The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the first quarter of 2020. Goldman, Sachs & Co. LLC., is acting as financial advisor to Eaton.

Eaton is a power management company with 2018 sales of $21.6 billion. We provide energy efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 100,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

This news release contains forward-looking statements about the expected closing of the sale of our Lighting business. These statements should be used with caution and are subject to various risks and uncertainties, some of which are outside of the company’s control. Factors that could cause these statements to become untrue include possible delay or failure of the satisfaction of all closing conditions, including receipt of all required approvals. We do not assume any obligation to update these forward-looking statements.

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